INTERIM SUB-ADVISORY AGREEMENT

                  FMI WOODLAND SMALL CAPITALIZATION VALUE FUND

       THIS INTERIM SUB-ADVISORY AGREEMENT (this "Agreement") is made this 16th day of October, 2002, by and among FMI MUTUAL FUNDS, INC., a Wisconsin corporation (the "Company"), FIDUCIARY MANAGEMENT, INC., a Wisconsin corporation (the "Adviser"), and WOODLAND PARTNERS LLC (the "Interim Portfolio Manager").

                                    RECITALS

       WHEREAS, the Company is a diversified open-end management investment company registered as an investment company under the Investment Company Act of 1940 (the "Act"), and subject to the rules and regulations promulgated thereunder.

       WHEREAS, the Company's authorized shares of Common Stock are divided into five series, each of which constitutes a separate investment portfolio or fund with different investment objectives and policies, and each share of a fund represents an undivided interest in the assets, subject to the liabilities, allocated to that portfolio.

       WHEREAS, the Adviser acts as the "investment adviser" (as defined in Section 2(a)(20) of the Act) to the FMI Woodland Small Capitalization Value Fund (the "Fund"), a series of the Company's common stock, pursuant to the terms of an Investment Advisory Agreement.

       WHEREAS, the Adviser is responsible for the day-to-day management and overall administration of the Fund and the coordination of investment of the Fund's assets in portfolio securities, but specific portfolio purchases and sales for the Fund's investment portfolio, or a portion thereof, are to be made by advisory organizations recommended and selected by the Adviser, subject to the approval of the Board of Directors of the Company (the "Board").

       WHEREAS, the Interim Portfolio Manager is the current portfolio manager to the Fund.

       WHEREAS, the Interim Portfolio Manager intends to redeem the membership interests of Woodland owned by Richard J. Rinkoff (the "Redemption").

       WHEREAS, consummation of the Redemption (the "Closing") will constitute an "assignment," as that term is defined in the Act, of the current Sub-Advisory Agreement of the Fund and the current Sub-Advisory Agreement will automatically terminate because of the assignment, as required by the Act.

       WHEREAS, Rule 15a-4 of the Act permits the Company to adopt an interim Sub-Advisory Agreement for the Fund, until the Company can obtain the approval of the Fund's outstanding voting securities on a new Sub-Advisory Agreement for the Fund (a "New Sub-Advisory Agreement"), provided that certain conditions are met.

       WHEREAS, the Board has determined that the scope and quality of services to be provided by the Interim Portfolio Manager under this Agreement will be at least equivalent to the scope and quality of services provided by the Interim Portfolio Manager under the current Sub-Advisory Agreement of the Fund.

       WHEREAS, the Board has determined that this Agreement complies with the other conditions of Rule 15a-4 of the Act.

       WHEREAS, the Adviser and the Company desire to retain the Interim Portfolio Manager as the investment adviser and the portfolio manager for the Fund.

       NOW, THEREFORE, the Company, the Adviser and the Interim Portfolio Manager do mutually promise and agree as set forth below.

                                    AGREEMENT

       1. Employment. Effective upon the Closing, the Adviser (being duly authorized) appoints and employs the Interim Portfolio Manager as a discretionary portfolio manager to the Fund for those assets of the Fund which the Adviser determines to assign to the Interim Portfolio Manager (those assets being referred to as the "Fund Account"), for the period and on the terms set forth in this Agreement. The Interim Portfolio Manager accepts the appointment as a discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Fund with respect to the investments of the Fund Account in accordance with the provisions of this Agreement.

       2. Authority of the Interim Portfolio Manager. The Interim Portfolio Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.

       3. Portfolio Management Services of the Interim Portfolio Manager. The Interim Portfolio Manager is employed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities of the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof and such operational procedures as may be agreed to from time to time by the Interim Portfolio Manager and the Company or the Adviser (the "Operational Procedures"). In providing portfolio management services to the Fund Account, the Interim Portfolio Manager shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, the supervision and control of the Board, such specific instructions as the Board may adopt and communicate to the Interim Portfolio Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, the provisions of Schedule A hereto and instructions from the Adviser. The Interim Portfolio Manager is not authorized by the Company to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Interim Portfolio Manager shall maintain on behalf of the Fund the records listed in Schedule A hereto (as amended from time to time). At the Company's or the

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

Adviser's reasonable request, the Interim Portfolio Manager will consult with the Company or with the Adviser with respect to any decision made by it with respect to the investments of the Fund Account.

       4. Investment Objectives, Policies and Restrictions. The Company will provide the Interim Portfolio Manager with a statement of the investment objectives, policies and restrictions applicable to the Fund and any specific investment restrictions applicable to the Fund as established by the Company, including those set forth in its registration statement under the Act and the Securities Act of 1933, as amended. The Company retains the right, subject to applicable law, on written notice to the Interim Portfolio Manager from the Company or the Adviser, to modify any such objectives, policies or restrictions in any manner at any time.

       5. Transaction Procedures. All transactions will be consummated by payment to or delivery by U.S. Bank, N.A. (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Fund Account, and the Interim Portfolio Manager shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Interim Portfolio Manager shall advise the Custodian and confirm in writing to the Company and to the Fund's administrator, Fiduciary Management, Inc., or any other designated agent of the Company, all transactions for the Fund Account executed by it with brokers and dealers at the time and in the manner as set forth in the Operational Procedures. The Interim Portfolio Manager shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Interim Portfolio Manager. The Company shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Interim Portfolio Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

       6. Proxies. The Company or the Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time. At the request of the Company, the Interim Portfolio Manager shall provide the Company with its recommendations as to the voting of such proxies.

       7. Compensation of the Interim Portfolio Manager. The compensation of the Interim Portfolio Manager for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule B. Pursuant to the provisions of the Investment Advisory Agreement between the Company and the Adviser, the Adviser is solely responsible for the payment of fees to the Interim Portfolio Manager, and the Interim Portfolio Manager agrees to seek payment of its fees solely from the Adviser. As to the Fund, if, in any fiscal year, the Adviser is obligated pursuant to the Investment Advisory Agreement to waive fees payable to it by the Fund or reimburse expenses to the Fund, the Interim Portfolio Manager shall pay to the Adviser an amount equal to 75% of such fee waiver or expense reimbursement and the Adviser shall remain liable to the Company for the full amount of such fee waiver or expense reimbursement.

       Notwithstanding any provisions of this Agreement to the contrary, the fees earned by Interim Portfolio Manager under this Agreement shall be held in an interest-bearing escrow account with the Fund's custodian or a bank mutually agreed upon by the Company, the Adviser and the Interim Portfolio Manager. If a majority of the outstanding voting securities of the Fund approve a New Sub-Advisory Agreement with the Interim Portfolio Manager within one hundred fifty (150) calendar days from the Closing, then the amount in the escrow account (plus interest earned) will be paid to the Interim Portfolio Manager. If a majority of the outstanding voting securities of the Fund do not approve a New Sub-Advisory Agreement with the Interim Portfolio Manager within one hundred fifty (150) calendar days from the Closing, then the Interim Portfolio Manager will be paid, out of the escrow account, the lesser of (A) any costs incurred in performing this Agreement (plus interest earned on the amount while in escrow) or (B) the total amount in the escrow account (plus interest earned) pursuant to this Agreement.

       8. Other Investment Activities of the Interim Portfolio Manager. The Company acknowledges that the Interim Portfolio Manager or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Interim Portfolio Manager, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, the Company agrees that the Interim Portfolio Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Interim Portfolio Manager acts in good faith, and provided further, that it is the Interim Portfolio Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Company acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Interim Portfolio Manager shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Company shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

       9. Certificate of Authority. The Company, the Adviser and the Interim Portfolio Manager shall furnish to each other from time to time certified copies of the resolutions of their Boards of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Company, the Fund Account, the Interim Portfolio Manager and/or the Adviser.

       10. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Interim Portfolio Manager, the Interim Portfolio Manager shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

       11. Brokerage Commissions. The Adviser, subject to the control and direction of the Board, and the Interim Portfolio Manager, subject to the control and direction of the Board and the Adviser, shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Interim Portfolio Manager for the Fund and for the selection of the markets on or in which the transactions will be executed. The Adviser or the Interim Portfolio Manager may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in
Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser or the Interim Portfolio Manager a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser or the Interim Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange
Act). The Interim Portfolio Manager shall provide such reports as the Board or the Adviser may reasonably request with respect to the Fund's total brokerage and the manner in which that brokerage was allocated.

       12. Confidentiality. Subject to the duty of the Interim Portfolio Manager and the Company to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund Account and the actions of the Interim Portfolio Manager and the Company in respect thereto.

       13. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees that:

              A. The Interim Portfolio Manager has been duly appointed by the Board to provide investment services to the Fund Account as contemplated hereby.

              B. The Company will deliver to the Interim Portfolio Manager a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Interim Portfolio Manager to carry out its obligations under this Agreement.

              C. A majority of the directors of the Company are not interested persons of the Company (as defined in the Act), and those directors select and nominate any other disinterested directors of the Company.

              D. Any person who acts as legal counsel for the disinterested directors of the Company is an independent legal counsel.

       14. Representations, Warranties and Agreements of the Interim Portfolio Manager. The Interim Portfolio Manager represents, warrants and agrees that:

              A. The Interim Portfolio Manager is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act"); or is a "bank" as defined in Section 202(a)(2) of the Advisers Act or an "insurance company" as defined in Section 202(a)(2) of the Advisers Act.

              B. The Interim Portfolio Manager will maintain, keep current and preserve on behalf of the Company, in the manner required or permitted by the Act, the records identified in Schedule A. The Interim Portfolio Manager agrees that such records (unless otherwise indicated on Schedule
       A) are the property of the Company, and will be surrendered to the Company promptly upon request.

              C. The Interim Portfolio Manager will complete such reports concerning purchases or sales of securities on behalf of the Fund Account as the Adviser or the Company may from time to time require to ensure compliance with the Act, the Internal Revenue Code and applicable state securities laws.

              D. The Interim Portfolio Manager will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Company with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Company, the Interim Portfolio Manager shall permit the Company, its employees or its agents to examine the reports required to be made to the Interim Portfolio Manager by Rule 17j-1(c)(1).

              E. The Interim Portfolio Manager will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Company and the Adviser.

              F. The Interim Portfolio Manager will immediately notify the Company and the Adviser of the occurrence of any event which would disqualify the Interim Portfolio Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

       15. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board in the manner required by the Act.

       16. Termination. Unless sooner terminated, this Agreement shall take effect upon the Closing and shall continue in effect until the earlier to occur of (i) one hundred fifty (150) calendar days from the date of the Closing or
(ii) receipt of approval by shareholders of the Fund of a New Sub-Advisory Agreement. The Board or a majority of the Fund's outstanding voting securities may terminate this Agreement at any time, without the payment of any penalty, on not more than ten (10) calendar days' written notice to the Interim Portfolio Manager. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act).

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                          FMI MUTUAL FUNDS, INC.
                                          (the "Company")


                                          By: [an authorized officer]
                                              ----------------------------------



                                          FIDUCIARY MANAGEMENT, INC.


                                          By: [an authorized officer]
                                             -----------------------------------



                                          WOODLAND PARTNERS LLC
                                          (the "Interim Portfolio Manager")


                                          By: [an authorized representative]
                                             -----------------------------------

                                   SCHEDULE A

            RECORDS TO BE MAINTAINED BY THE INTERIM PORTFOLIO MANAGER

1. (1940 Act Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Interim Portfolio Manager on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

              A. The name of the broker;

              B. The terms and conditions of the order and of any modifications or cancellation thereof;

              C. The time of entry or cancellation;

              D. The price at which executed;

              E. The time of receipt of a report of execution; and

              F. The name of the person who placed the order on behalf of the Fund.

2. (1940 Act Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

              A. Shall include the consideration given to:

              (i)    the sale of shares of the Fund by brokers or dealers.

              (ii) The supplying of services or benefits by brokers or dealers to:

                     (a)    The Fund,

                     (b)    The Adviser,

                     (c)    The Interim Portfolio Manager, and

                     (d)    Any person other than the foregoing.

              B. Any other consideration other than the technical qualifications of the brokers and dealers as such.

              C. Shall show the nature of the services or benefits made available.

              D. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

              E. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (1940 Act Rule 31a-1(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.1

4. (1940 Act Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Interim Portfolio Manager's transactions with respect to the Fund Account.



--------
         1 Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation, i.e., buy, sell, hold) or any internal reports or portfolio adviser reviews).

                                   SCHEDULE B

                                  FEE SCHEDULE

       For its services to the Fund, the Adviser shall pay the Interim Portfolio Manager a fee, paid monthly, based on the average net asset value of the Fund, as determined by valuations made as of the close of each business day of the month. The fee shall be 1/12 of 0.75% of the average daily net assets of the Fund.

       The fee shall be pro-rated for any month during which the Agreement is in effect for only a portion of the month.